Exhibit 21.1

Subsidiaries of Plains Exploration & Production Company

Name of Subsidiary	Jurisdiction of Organization

Arguello Inc.	Delaware

Arroyo Grande Land Company LLC	Delaware

Cane River Development LLC	Delaware

Latigo Petroleum, Inc.	Delaware

Lompoc Land Company LLC	Delaware

Montebello Land Company LLC	Delaware

Nuevo Energy Company	Delaware

Plains Acquisition Corporation	Delaware

Plains Offshore Inc.	Delaware

Plains Offshore Operations Inc.	Delaware

Plains Resources Inc.	Delaware

Plains Vietnam Ltd.	Cayman Islands

Pogo Alberta, ULC	Canada

Pogo Finance, ULC	Canada

Pogo New Zealand Holdings, LLC	Delaware

Pogo Partners, Inc.	Texas

PXP Aircraft LLC	Delaware

PXP Gulf Coast LLC	Delaware

PXP Louisiana L.L.C.	Delaware

PXP Louisiana Operations LLC	Delaware

PXP Offshore LLC	Delaware

PXP Oil & Gas Inc.	Delaware

PXP Producing Company LLC	Delaware

PXP Resources LLC	Delaware

South American E&P LLC	Delaware